Registration  No.
                 ------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                    XA, INC.
                                    ---------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           NEVADA                                      88-0471263
 ------------------------------                   -------------------
(STATE  OR  OTHER  JURISDICTION                     (IRS  EMPLOYER
    OF  INCORPORATION)                            IDENTIFICATION NO.)


875  NORTH  MICHIGAN  AVENUE,  SUITE  2626,  CHICAGO,  ILLINOIS     60611
---------------------------------------------------------------     -----
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                          (ZIPCODE)


         STOCK ISSUANCES IN CONNECTION WITH A DEBT CONVERSION AGREEMENT
               RELATING TO FUNDS OWED FOR LEGAL SERVICES RENDERED
           ----------------------------------------------------------
                            (FULL TITLE OF THE PLAN)


                                    COPY TO:
JOSEPH  WAGNER                                   DAVID  M. LOEV, ATTORNEY AT LAW
XA,  INC.                                        6300 WEST LOOP SOUTH, SUITE 280
875  NORTH  MICHIGAN  AVE.,  SUITE  2626         BELLAIRE, TEXAS 77401
CHICAGO,  ILLINOIS,  60611                       (713)  524-4110
(312)  397-9100

NAME,  ADDRESS  AND  TELEPHONE
(NUMBER  OF  AGENT  FOR  SERVICE)

     APPROXIMATE DATE OF PROPOSED SALES PURSUANT TO THE PLAN: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.



                        CALCULATION OF REGISTRATION FEE

                                      PROPOSED       PROPOSED
                                      MAXIMUM        MAXIMUM
                       AMOUNT TO   OFFERING PRICE    AGGREGATE     AMOUNT OF
 TITLE OF SECURITIES      BE            PER          OFFERING    REGISTRATION
 TO BE REGISTERED     REGISTERED       SHARE (1)      PRICE           FEE
--------------------  ----------   --------------   ---------    ------------
Common Stock,
$.001 par value        150,000         $0.31         $46,500         $4.98
-------------------   ----------   --------------   ---------    ------------




(1) Calculated in accordance with Rule 457(c) solely for the purpose of determining the registration fee. The offering price is based on the average of the bid and ask price as reported on the OTC Bulletin Board as of December 7, 2006.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

ITEM  1.     PLAN  INFORMATION

     Information required by Item 1 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act of 1933 ("Securities Act").

ITEM  2.     REGISTRATION  INFORMATION  AND  EMPLOYEE  PLAN  ANNUAL  INFORMATION

     Information required by Item 1 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3.     INCORPORATION  OF  DOCUMENTS  BY  REFERENCE

     The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement and are made a part hereof:

     (a) The Company's Annual Report on Form 10-KSB filed on March 24, 2006, for the fiscal year ended December 31, 2005, which includes audited financial statements as of and for the year ended December 31, 2005.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in Item 3(a) above.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

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     Any  statement  contained  in  a  document  incorporated  or  deemed  to be incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM  4.     DESCRIPTION  OF  SECURITIES

             N/A.

ITEM  5.     INTEREST  OF  NAMED  EXPERTS  AND  COUNSEL

   David M. Loev, Attorney at Law, an individual, and the Company's counsel, beneficially owns 150,000 shares of the Company's Common Stock, which are the subject of this Form S-8 Registration Statement, which were granted to Mr. Loev in consideration for Mr. Loev agreeing to forgive $15,000 in consideration owed for legal services rendered into 75,000 shares of our common stock and 75,000 warrants to purchase shares of our common stock at $0.30 per share. Mr. Loev also beneficially owns an additional 274,933 shares of the Company's common stock, which includes 195,000 shares of common stock, which were previously issued and granted to Mr. Loev in consideration of legal services and EDGAR filing services rendered (which were provided by Mr. Loev's wife) on behalf of the Company, and are owned by a limited partnership, which Mr. Loev is deemed to beneficially own. The amount of shares beneficially owned by Mr. Loev also includes 79,933 warrants to purchase shares of our common stock at $0.30 per share, which warrants are not included in this registration statement, which were issued to Mr. Loev in consideration for legal services rendered to the Company. The legal services for which the 75,000 shares and 75,000 warrants were issued to Mr. Loev in connection with were not in connection with market making activities and financing transactions.

ITEM  6.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Under Nevada General Corporation Law and our Articles of Incorporation, as amended, our officers and directors will have no personal liability to us or our stockholders for monetary damages incurred as a result of the breach of fiduciary duty as an officer or director. This provision does not apply to an officer's or director's breach of the duty of loyalty or acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law. Our Articles of Incorporation, as amended, and Bylaws provide indemnification for our officers and directors to the fullest extent authorized by the Nevada General Corporation Law against all expense, liability, and loss, including attorney's fees, judgments, fines excise taxes or penalties and amounts to be paid in settlement reasonably incurred or suffered by an officer or director in connection with any Proceeding to which the officer or director is made a party or is threatened to be made a party, or in which the officer or director is involved by reason of the fact that he or she is or was an officer or director of the Company, or is or was serving at the request of the Company as an officer or director of another corporation or of a partnership, joint venture, trust or other enterprise whether the basis of the Proceeding is alleged action in an official capacity as an officer or director, or in any other capacity while serving as an officer or director. These provisions of the Articles of Incorporation, as amended, and Bylaws will limit the remedies available to the stockholder who is dissatisfied with a decision of the board of directors protected by these provisions; such stockholder's only remedy may be to bring a suit to prevent the action of the board. This remedy may not be effective in many situations, because stockholders are often unaware of a transaction or an event prior to board action in respect of such transaction or event. In these cases, our stockholders could be injured by a board's decision and have no effective remedy.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Securities Act"), may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM  7.     EXEMPTION  FROM  REGISTRATION  CLAIMED

             Not  applicable.

ITEM  8.     EXHIBITS

 5.1* Opinion and consent of David M. Loev, Attorney at Law re: the legality of the shares being registered

10.1*        Debt Conversion Agreement with David M. Loev

10.2*        Warrant Agreement with David M. Loev

23.1*        Consent  of  David  M. Loev, Attorney at Law
             (included in Exhibit 5.1)

23.2*        Consent of Pollard-Kelley Auditing  Services,  Inc.

*  Filed  herein.

ITEM  9.     UNDERTAKINGS

     (a)  The registrant hereby undertakes:

          (1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement to reflect any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement contained in periodic reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement and to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, Illinois on the 12th day of December 2006.



                                    XA, INC.


                                    BY:  /s/  Joseph  Wagner
                                    ------------------------------------------
                                    Joseph  Wagner,  Chief  Executive  Officer

     This registration statement has been signed by the following persons in the capacities and on the dates indicated:


   Signature                      Title                               Date
---------------                   ------                             -------

/s/ Joseph Wagner     President, Chief Executive Officer,    December 12, 2006
------------------    Secretary and Director
Joseph Wagner

/s/ Jean Wilson
------------------    Chief Operating Officer,               December 12, 2006
Jean Wilson           Principal Accounting Officer,
                      Treasurer and Director

/s/ Christopher Spencer
------------------    Director                               December 12, 2006
Christopher Spencer



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